EXHIBIT 12


                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



(Millions of dollars)               2003      2002     2001       2000      1999
---------------------               ----     -----     ----      ------     ----

Income (loss) from
  continuing operations             $254     $(611)    $476      $  817     $138

Add -
  Provision (benefit) for
    income taxes                     189       (46)     276         437      105
  Interest expense                   251       275      195         208      191
  Rental expense representative
    of interest factor                22        20       13          11       12
                                    ----     -----     ----      ------     ----

  Earnings (loss)                   $716     $(362)    $960      $1,473     $446
                                    ====     =====     ====      ======     ====

Fixed Charges -
  Interest expense                  $251     $ 275     $195      $  208     $191
  Rental expense representative
    of interest factor                22        20       13          11       12
  Interest capitalized                10         8       31           5        8
                                    ----     -----     ----      ------     ----

  Total fixed charges               $283     $ 303     $239      $  224     $211
                                    ====     =====     ====      ======     ====

Ratio of earnings (loss) to
  fixed charges                      2.5         -(1)   4.0         6.6      2.1
                                    ====     =====     ====      ======     ====



(1) Earnings were inadequate to cover fixed charges by $665 million in 2002.